Exhibit 99.1

(1) The securities are held as follows: 1,116,596 shares of common stock held by Sanderling Venture Partners V, L.P., 273,434 shares of common stock held by Sanderling V Biomedical, L.P., 155,143 shares of common stock held by Sanderling V Limited Partnership, 138,046 shares of common stock held by Sanderling V Beteiligungs GmbH & Co. KG, 88,963 shares of common stock held by Sanderling V Ventures Management, 281,053 shares of common stock held by Sanderling V Biomedical Co-Investment Fund, L.P., 463,582 shares of common stock held by Sanderling Venture Partners V Co-Investment Fund, L.P., 759,370 shares of common stock and a warrant to purchase 189,842 shares of common stock held by Sanderling V Strategic Exit Fund, L.P. (collectively, the Sanderling V Shares), 797,346 shares of common stock held by Sanderling Venture Partners VI Co-Investment Fund, L.P., 15,431 shares of common stock held by Sanderling VI Beteiligungs GmbH & Co. KG, 18,384 shares of common stock held by Sanderling VI Limited Partnership, 7,543 shares of common stock and a warrant to purchase 8,166 shares of common stock held by Sanderling Ventures Management VI (collectively, the Sanderling VI Shares) and 3,446 shares of common stock held by Middleton-McNeil Retirement Trust. The Reporting Person, a director of Sanderling Ventures, may be deemed to beneficially own the Sanderling V Shares and the Sanderling VI Shares. The Reporting Person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.